EXHIBIT 99.1

FOR IMMEDIATE RELEASE/November 21, 2005

Una S. Ryan, Ph.D.	Avery W. Catlin	For Media:
President and CEO	Chief Financial Officer	Joan Kureczka
AVANT Immunotherapeutics, Inc.	AVANT Immunotherapeutics, Inc.	Kureczka/Martin Associates
(781) 433-0771	(781) 433-0771	(415) 821-2413
	info@avantimmune.com	jkureczka@comcast.net

AVANT STRENGTHENS ITS BOARD OF DIRECTORS WITH THE ADDITION
OF TWO VACCINE INDUSTRY LEADERS

NEEDHAM, MA (November 21, 2005): AVANT Immunotherapeutics, Inc. (NASDAQ: AVAN) today announced that two leading executives from the vaccine industry have joined AVANT’s Board of Directors. Alf A. Lindberg, M.D., Ph.D. was formerly Executive Vice President of R&D at Pasteur Merieux Connaught (now sanofi pasteur) and formerly Chief Scientific Officer and Head of R&D at Wyeth Vaccines. Francis R. Cano, Ph.D. was formerly Chairman and Chief Executive Officer of Vaxin Inc. and formerly President and Chief Operating Officer of Aviron, following a 21-year career in vaccine development at Lederle Laboratories, a division of American Cyanamid.

“We are very pleased that Drs. Alf Lindberg and Frank Cano have agreed to join AVANT’s Board of Directors,” said Una Ryan, Ph.D., President and Chief Executive Officer of AVANT. “They both bring to the Board extensive and relevant management experience in the development of successful vaccines and pharmaceuticals that complements the current expertise of our board.”

“In particular,” Dr. Ryan continued, “Alf’s experience in leading the R&D efforts at two major vaccine companies, Wyeth Vaccines and sanofi pasteur, and his international stature in vaccine R&D will be invaluable not only for AVANT’s own R&D efforts, but for our ability to expand our pipeline through access to new, emerging technologies and products worldwide. Similarly, Frank’s extensive experience related to vaccine development and manufacturing at both large and small companies, including his experience in leading Aviron’s development of FluMist®, provides an excellent understanding of the requirements needed to advance a late-stage R&D pipeline such as AVANT’s. Such insights are particularly critical to AVANT at this stage in our company’s development.”

About Dr. Lindberg

Dr. Lindberg is currently the Chief Executive Officer of Nobel Web AB, the official website of the Nobel Foundation, and is a non-executive Director of Catella Health Care and Medivir AB in Sweden, Pharmexa A/S in Denmark and Proteome Sciences plc in the United Kingdom. From 1993 through 2003, he was an adjunct professor in Microbiology at the Karolinska Institutet.  In 1995, he was appointed Executive Vice President of R&D at Pasteur Merieux Connaught (from 2000 Aventis Pasteur, and from 2005 sanofi pasteur) in Lyon, France, a position he held until his retirement in 2001. From 1992 to 1995, Dr. Lindberg held the position of Chief Scientific Officer and Head of R&D at Wyeth Vaccines in Pearl River, New York.

Dr. Lindberg obtained his baccalaureate in Malmö, Sweden in 1959, and his M.D. and Ph.D. degrees at the Karolinska Institutet, Stockholm, Sweden in 1971. He was a NIH postdoctoral fellow at Stanford University Medical School from 1972 to 1974. In 1977, Dr. Lindberg was appointed associate professor in Bacteriology at the Karolinska Institutet. In 1982, he became professor and chairman of the Department of Clinical Bacteriology, Karolinska Hospital, Karolinska Institutet. In 1983, he assumed the same position at Huddinge University Hospital, Karolinska Institutet. From 1984 to 1991, he was also Head of the Clinical Research Center at Huddinge University Hospital. From 1985 to 1993, Dr. Lindberg was a member of the Nobel Assembly and its Nobel Committee, which selects the Nobel Laureates in Physiology and Medicine, at the Karolinska Institutet.  During 1991 and 1992, he was the secretary of the Medicine Prize and a member of the Board of Directors of the Nobel Assembly.

About Dr. Cano

Dr. Cano served as Chairman and Chief Executive Officer of Vaxin Inc. since 2003 and as a director since 2001. In 1996, Dr. Cano started the Cano Biotechnology Corp., where he consulted with vaccine leaders, small private and public biotechnology companies, venture groups, and universities.  From 1992 to 1996, he served as President and Chief Operating Officer of Aviron, a public biotechnology company focused on developing viral vaccines for disease prevention. Dr. Cano began his career as a microbiologist in the vaccines division of Lederle Laboratories and during his 21-year career there he licensed seven human vaccines. He left Lederle Laboratories as Vice President and General Manager of the vaccines division. Dr. Cano received his Ph.D. degree in Microbiology from Pennsylvania State University and performed his postdoctoral work at the Institute of Microbiology at Rutgers University. Dr. Cano sits on the Boards of Biomerica, Inc., Lancer Orthodontics, Inc. and Arbor Vita Corporation.

About AVANT Immunotherapeutics, Inc.

AVANT Immunotherapeutics, Inc. discovers and develops innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. Six of AVANT’s products are in clinical development, including a treatment to reduce complement-mediated tissue damage associated with cardiac bypass surgery and a novel vaccine for cholesterol management. AVANT is also developing a pipeline of bacteria-fighting products for biodefense, travelers’ vaccines, and global health needs based on AVANT’S rapid-protecting, single-dose, oral and temperature stable vaccine technology.

Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web:  http://www.avantimmune.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect AVANT’s current views with respect to future events and financial performance.  These forward-looking statements are based on management’s beliefs and assumptions and information currently available.  The words “believe”, “expect”, “anticipate”, “intend”, “estimate”, “project” and similar expressions which do not relate solely to historical matters identify forward-looking statements.  Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements.  These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT’s vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other bioterrorism threats or emerging health care threats; (3) the ability to successfully complete development and commercialization of TP10, CETi-1, CholeraGarde® (Peru-15), Ty800 and other products; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of TP10, CETi-1, CholeraGarde® (Peru-15), Ty800 and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of TP10, CETi-1, CholeraGarde® (Peru-15), Ty800 and other products; (6) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (7) the volume and profitability of product sales of Megan®Vac 1, Megan®Egg and other future products; (8) the process of obtaining regulatory approval for the sale of Rotarix® in major commercial markets, as well as the timing and success of worldwide commercialization of Rotarix® by our partner, GlaxoSmithKline; (9) GSK’s strategy and business plans to launch and supply Rotarix ® worldwide, including in the US and other major markets; (10) changes in existing and potential relationships with corporate collaborators; (11) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers; (12) the timing, cost and uncertainty of obtaining regulatory approvals to use TP10, CETi-1, CholeraGarde® (Peru-15) and Ty800, among other purposes, for adults undergoing cardiac surgery, to raise serum HDL cholesterol levels and to protect travelers and people in endemic regions from diarrhea causing diseases, respectively; (13) the ability to obtain substantial additional funding; (14) the ability to develop and commercialize products before competitors and that are superior to the alternatives developed by competitors; (15) the ability to retain certain members of management; and (16) other factors detailed from time to time in filings with the Securities and Exchange Commission.  We expressly disclaim any responsibility to update forward-looking statements.